Exhibit 99.1

Tecnoglass Sets Record Date for Previously-Announced 36% Increase to Fourth Quarter 2024 Dividend

Miami, FL – December 11, 2024 - Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading producer of high-end aluminum and vinyl windows and architectural glass for the global residential and commercial end markets, today announced that its Board of Directors has approved a 36% increase in the quarterly dividend on its ordinary shares, to $0.15 per share from $0.11 per share. At the new rate, the dividend on an annualized basis will be $0.60 per share compared to the previous rate of $0.44 per share. Shareholders of record as of the close of business on December 31, 2024 will be paid a dividend of $0.15 on January 31, 2025.

Santiago Giraldo, Chief Financial Officer of Tecnoglass, commented, “The decision to raise our quarterly dividend reflects the Board’s continued confidence in our strong cash flow generation capabilities and the trajectory of our business. We remain focused on prudent balance sheet management and delivering superior shareholder returns while maintaining the financial flexibility to execute on our strategic growth initiatives.”

About Tecnoglass

Tecnoglass Inc. is a leading producer of high-end aluminum and vinyl windows and architectural glass serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.6 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 95% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com